Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Third Quarter Report and Update

Quarter ended September 30, 2012

Frisco Square in Frisco, Texas

Third Quarter Overview

As of January 9, 2013

•        During the first nine months of 2012, the REIT worked hard to strengthen its financial profile. Cash and cash equivalents have increased 281% to $51.4 million and notes payable have decreased 30% to $185.3 million. We have paid off, refinanced, and/or restructured a significant amount of debt which, for the remaining loans, extended maturities, reduced the REIT’s recourse obligations to $11.2 million as of January 3, 2013—from $132 million at year-end 2011—and reduced its exposure to interest rate volatility.

•        The economic stresses of recent years have prevented the REIT from achieving its original underwriting assumptions. This is reflected in its asset portfolio through, among other things: lower leasing activity, weakness in rental rates, lower occupancy, and lower-than-anticipated cash flow. As a result, the REIT’s estimated per-share value is $3.58 as of December 14, 2012; a decrease of approximately 13% compared with the 2011 estimated per-share valuation.

•        At Frisco Square in Frisco, Texas, the U.S. Bankruptcy Court confirmed the Plan of Reorganization on December 20, 2012. As part of the Plan, on December 27, 2012, the REIT closed a loan modification and an extension of the existing loans with the lenders. The modified loans are extended for a five-year term plus one two-year extension, and each has a rate of LIBOR plus 300 basis points. The REIT paid down $16.5 million and as result, the aggregate loan balance is currently $31.6 million. On January 2, 2013, the property emerged from Chapter 11 bankruptcy with a much more competitive market position and capital structure. We expect a full discharge of the bankruptcy case by the end of the first quarter of 2013. This difficult but successful bankruptcy strategy preserved significant asset value for shareholders. We are continuing to experience strong leasing activity at Frisco Square and are optimistic about its future.

•        On October 16, 2012, the REIT closed on the sale of the Bent Tree Green office building in Dallas, Texas. The sale generated net proceeds of $6 million, which were added to the REIT’s working capital.

•        We expect to sell the REIT’s non-development properties over approximately the next two years. We estimate that the development properties will remain in the REIT’s portfolio for approximately three to five years as we work to improve their values.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
per share data)	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
FFO	$(4,268)	$(15,161)	$(19,455)	$(62,589)
FFO per share	$(0.08)	$(0.27)	$(0.34)	$(1.11)
Distributions declared	$—	$—	$—	$—
Distributions per share	$—	$—	$—	$—

(in thousands)	As of Sept. 30, 2012	As of Dec. 31, 2011
Total assets	$423,026	$531,179
Total liabilities	$220,215	$301,236

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

This quarterly report summary contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. (which may be referred to as “the REIT,” “we,” “us,” or “our”), that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements contained in this material. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this report. Such factors include those described in the Risk Factors sections of the REIT’s filings with the Securities and Exchange Commission. Forward-looking statements in this report summary speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Reconciliation of FFO to Net Loss

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in thousands, except per share amounts)	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept 30, 2011
Net loss attributable to common shareholders	$(1,945)	$(21,240)	$(23,749)	$(80,001)
Adjustments for(1):
Impairment charge(2)	1,264	—	2,378	—
Real estate depreciation and amortization(3)	4,326	5,974	13,955	19,776
(Gain) loss on sale of real estate	(7,913)	105	(12,039)	(2,364)
FFO(4)	$(4,268)	$(15,161)	$(19,455)	$(62,589)
GAAP weighted average shares: Basic and diluted	56,500	56,500	56,500	56,486
FFO per share	$(0.08)	$(0.27)	$(0.34)	$(1.11)
Net loss per share	$(0.03)	$(0.37)	$(0.42)	$(1.42)

(1)Reflects the adjustments for continuing operations, as well as discontinued operations.

(2)Includes impairment of our investments in unconsolidated entities which resulted from a measurable decrease in the fair value of the depreciable real estate held by the joint venture or partnership.

(3)Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(4)Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor are they either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.

Date Published 02/13
© 2013 Behringer Harvard	1625-1 OP1 Q3 Report 2012